Exhibit 10.8

TRANSITION AGREEMENT

BETWEEN:	Vishay Capacitors Belgium NV,

having its registered offices at 8800 Roeselare, Kwadestraat 151A, Belgium and with the company number 0464.945.843

Duly represented by Mr. Hans Labeeuw, Managing Director.

Hereinafter referred to as the “Company”;

AND:	Mr. Johan Vandoorn,

Residing at [Personal address redacted]

Hereinafter referred to as “Mr. Vandoorn”,

Together referred to hereafter as the “Parties” and separately as a “Party”;

The settlement agreement is hereinafter referred to as the “Transition Agreement”.

***

IT IS WITNESSED THAT:

By resolution of the General Shareholders’ meeting of 7 June 2005, Mr. Vandoorn has been appointed as director of the Company (“Director”).

By decision of the Board of Director’s meeting of 30 June 2008, Mr. Vandoorn has been appointed as director in charge of the daily management of the Company (“Managing Director”) as from 1 July 2008.

Mr. Vandoorn has then been promoted to Chief Technology Officer by decision of 1 August 2011. On 16 January 2012, the Parties have concluded an agreement with regard to this position, further amended on 4 March 2014, 3 March 2015, 15 February 2018, and 23 February 2021, respectively (collectively, hereinafter referred as the “Services Agreement”).

The Company wishes to terminate the Services Agreement and end the corporate mandates of Director and Managing Director, in accordance with the terms and conditions described herein.

In this context, the Parties have entered into discussions with the aim of concluding the Transition Agreement, through which they intend to settle, once and for all, the terms and conditions of termination of their professional relationship, as well as any disputes that currently exist or could arise in the future.

CONSEQUENTLY, IT HAS BEEN AGREED AS FOLLOWS:

Article 1
After mutual concessions, the Parties enter into a settlement agreement in the sense of Article 2044 and the following articles of the Civil Code.

Article 2

The Parties recognize that they were aware of their rights at the time of the conclusion of the Transition Agreement. The provisions of the Transition Agreement have been agreed upon between the Parties and those provisions fully reflect their free and clear consent.

Both of the Parties have been given the necessary time for reflection to examine and negotiate the Transition Agreement and they have received the necessary advice in order to understand its scope.

The Parties undertake to execute the Transition Agreement in good faith.

Article 3

The Parties expressly agree and acknowledge that any professional relationship between them shall be definitively terminated as a termination by the Company without Cause (as defined below) on 31 December 2022 (the “Termination Date”), unless Mr. Vandoorn’s employment is earlier terminated by the Company for Cause, or due to Mr. Vandoorn’s death or disability (within the meaning of Section 13.2(b) of the Services Agreement, (“Disability”)).

Until the Termination Date, Mr. Vandoorn will carry out the missions provided in the Services Agreement, will make good faith efforts to prepare the Company and its affiliates (which, for the avoidance of doubt, includes for the purposes of this Transition Agreement Vishay Intertechnology, Inc., a Delaware corporation (the parent company) and all of its subsidiaries) for an orderly transition of his duties as Chief Technology Officer to his successor (and, upon the request of the Company and its affiliates, an orderly transition of his other duties to other personnel of the Company of its affiliates), and will perform his corporate mandates with all due care. However, as of 1 January 2023, Mr. Vandoorn will no longer perform any services or corporate mandates for the Company and its affiliates.

With respect to the corporate mandates, Mr. Vandoorn commits to resign from such mandates with effect on the Termination Date. At the signature of the Transition Agreement, Mr. Vandoorn will provide the Company with a signed original of the resignation letter annexed to the Transition Agreement.

For the purposes of this Transition Agreement, “Cause” means any of the following:
(i)	Mr. Vandoorn’s conviction of a felony or any other crime involving moral turpitude (whether or not involving the Company or its affiliates);
(ii)	any act or failure to act by Mr. Vandoorn involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from the Company or its affiliates; or

(iii)
Mr. Vandoorn’s (a) willful and repeated failure to substantially perform his duties under the Services Agreement or Transition Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (b) willful and repeated failure to substantially comply with any policy of the Company or its affiliates applicable to Mr. Vandoorn; provided, however, that a termination pursuant to this clause (iii) will not become effective unless Mr. Vandoorn fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from the Company.

For avoidance of doubt, a termination due to a condition entitling Mr. Vandoorn to long-term disability benefits under a Company plan will not constitute a termination without Cause.

Article 4

The Parties expressly agree and acknowledge that, subject to Mr. Vandoorn’s continued employment through the Termination Date, between the date hereof and the Termination Date, the Company shall continue to pay or provide to Mr. Vandoorn his compensation and benefits as in effect on the date hereof, which for the avoidance of doubt are enumerated below:

-
his monthly fixed fees, corresponding to EUR 44,508 gross per month, less applicable legal withholdings. The payment of the monthly fixed fees is subject to the effective performance by Mr. Vandoorn of the missions agreed under the Services Agreement and hereunder;

-	his monthly lump-sum representation allowance of EUR 300; and

-	the other payments and benefits scheduled on Annex 1 hereto.

The Parties expressly agree and acknowledge, that subject to Mr. Vandoorn’s continued employment through the Termination Date, and subject further to Mr. Vandoorn’s timely execution of this Transition Agreement and the release attached hereto as Annex 2 (the “Release”):

-
the Company shall make a lump sum payment to Mr. Vandoorn equal to all accrued unpaid fixed fee and unpaid expense reimbursement, in accordance with Company policies, within 15 days following the  Termination Date;

-
the Company shall pay to Mr. Vandoorn a termination indemnity of EUR 1,602,288 gross,  less applicable legal withholdings, to be paid in equal instalments in accordance with the Company’s standard payroll practices (but no less frequently than monthly) from 1 January 2023 until 31 December 2025. In the event a Change in Control (as defined in the Services Agreement, but that also constitutes a “change in control event” described in Treas. Reg. § 1.409A-3(i)(5)(i)) occurs prior to the Termination Date, the above-described termination indemnity will instead be paid in a single lump sum within 60 days following the Termination Date;

-
Mr. Vandoorn shall remain eligible to receive an annual bonus in respect of 2022, determined in the same manner and at the same time as would have been the case in the absence of Mr. Vandoorn’s termination of employment;

-
the service-based vesting criteria applicable to Mr. Vandoorn’s outstanding equity awards shall be deemed satisfied, whereas performance-based vesting criteria will remain in effect through the end of the applicable performance period, and all such awards will be settled in accordance with the applicable award agreements;

-
Mr. Vandoorn shall remain entitled to those rights that he is entitled to following a termination of employment without Cause under the terms of the Company’s benefit plans or arrangements (other than severance benefit plans); and

-
in the case of Mr. Vandoorn’s death after the Termination Date, any remaining amounts that would have been paid to him under this Article 4 in the absence of his death, will instead be paid to his estate.

The Parties expressly agree and acknowledge that the consequences of Mr. Vandoorn’s cessation of employment due to death, Disability, or a termination by the Company for Cause, in each case prior to the Termination Date, shall be as set forth in the Services Agreement.

Article 5

Until the Termination Date and in compliance with Article 7.2 of the Services Agreement, the Company commits, upon presentation of the justificative documentation, to reimburse the reasonable expenses incurred by Mr. Vandoorn in the performance of his office and which are not covered by the lump-sum representation allowance.

Article 6

All amounts to be paid to Mr. Vandoorn shall be transferred to Mr. Vandoorn’s bank account, with the following bank account number:    [Bank Account Redacted].

Article 7

All Belgian and/or foreign tax and social security contributions, which may be due in relation with the amounts set forth above will be exclusively borne by Mr. Vandoorn.

Article 8

The Parties confirm that they wish to maintain and apply the Non-Compete Clause set forth in Article 13.3 of the Service Agreement. Notwithstanding anything to the contrary in this Transition Agreement, in the event that Mr. Vandoorn breaches any of his obligations under Article 13.3 of the Service Agreement, any payments or benefits not yet made or provided under Article 4 above shall be forfeited immediately.

Such forfeiture shall not limit any additional equitable or legal remedies the Company and its affiliates may have with respect to Mr. Vandoorn’s breach.

In addition, Mr. Vandoorn agrees to cooperate fully and in a timely manner, both before and after the Termination Date, with the Company and its affiliates (and their counsel) with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) relating to Mr. Vandoorn’s tenure with the Company and its affiliates, upon reasonable notice from the Company or its affiliate, so long as, following the Termination Date, the Company and its affiliates exercise commercially reasonable efforts to schedule and limit its need for Mr. Vandoorn’s cooperation under this paragraph so as not to interfere with Mr. Vandoorn’s other personal and professional commitments. Mr. Vandoorn’s obligation to cooperate as described in the prior sentence shall extend for the duration of his lifetime with respect to litigation, internal or external audits or investigations and governmental proceedings; for all other matters, Mr. Vandoorn’s obligation to cooperate shall expire on December 31, 2025. The Company will reimburse Mr. Vandoorn for reasonable out-of-pocket costs that he incurs pursuant to such cooperation, in accordance with its then-current expense reimbursement policy.

Article 9

At the latest on the Termination Date, Mr. Vandoorn will return all the goods (company car, etc.), equipment and devices, and documents (confidential or otherwise, including copies) that are the property of (or that were given them by) the Company or any of its affiliates. These goods, equipment and devices, and documents are and will remain the exclusive property of the Company.

Article 10

Mr. Vandoorn undertakes not to communicate, divulge or use any Confidential Information. For the purpose of the Transition Agreement, “Confidential Information” is defined as (i) the Services Agreements concluded with the Company, its contents and its deliverables and (ii) any technical, commercial, financial or other information relating to the business and affairs of the Company and its affiliates and to the business and affairs of the Company’s and its affiliates’(potential) customers and clients which comes to Mr. Vandoorn’s attention or possession, and which the Company regards or any of its affiliates regard, or could reasonably be expected to regard as confidential, whether or not any such tangible information is marked “confidential”.

Mr. Vandoorn explicitly agrees to refrain from denigrating the Company, any of its affiliates, or any of their respective officers, directors, employees, consultants, reputations, products, operations, procedures, policies or services in any way.

Notwithstanding anything to the contrary in the Transition Agreement, the restrictions described in the two preceding paragraphs and in Article 12 herein shall not (i) apply to disclosure required by Mr. Vandoorn under applicable law, regulation or legal process (provided that, to the extent permitted by applicable law, Mr. Vandoorn provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information) or (ii) be construed to impede Mr. Vandoorn from making disclosures that are protected under applicable whistleblower laws, or to require notification or prior approval by the Company or its affiliates of any such disclosure  (provided that Mr. Vandoorn is not authorized under this clause (ii) to disclose communications with counsel to the Company or its affiliates that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege).

Article 11

Insofar as Mr. Vandoorn uses online social networks (such as Facebook, Twitter, LinkedIn, Hyves, Plaxo, etc.), Mr. Vandoorn undertakes, within seven calendar days after the Termination Date, to update his personal profile to make it clear that he is no longer in a relationship with the Company and its affiliates since the Termination Date.

Article 12

Mr. Vandoorn explicitly agrees to keep the existence as well as the content of the Transition Agreement strictly confidential and agrees not to communicate directly or indirectly any information relating to the Transition Agreement to third parties, except in cases where there is a legal obligation to divulge this information or where Mr. Vandoorn is requested to divulge this information by a competent authority.

Mr. Vandoorn, moreover, explicitly agrees to refrain from divulging any information to any third party regarding any disputes that have existed between the Parties.

Article 13

Under the condition of the proper and complete execution of the Transition Agreement:

-
Mr. Vandoorn accepts the provisions of the Transition Agreement as final settlement of all claims of a contractual nature or of any other nature, which he could have against the Company regarding his professional relationship with the Company (and its affiliates) and/or the termination thereof;

-
Mr. Vandoorn waives all other rights, which he has or which may arise with regard to the professional relationship that existed between him and the Company (and its affiliates) or with regard to the termination of the relationship, including, but without being limited to, claims for damages and interest for abusive termination of the contractual relationship, additional termination indemnity, fees arrears, bonus arrears, premiums, equity investment compensations, etc.;

-	Mr. Vandoorn waives his right to file any future court action regarding his professional relationship with the Company (and its affiliates) and/or the termination thereof;

-	Mr. Vandoorn shall refrain from prevailing himself of any legal or factual error or any omission regarding the existence or the scope of his rights.

Consequently, Mr. Vandoorn explicitly agrees and acknowledges that he has exhausted his rights and confirms that he has no more claims against the Company or its affiliates.

The waiver exercised by Mr. Vandoorn is not only valid with regard to the Company but also with regard to each and every one of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, and all of their directors, officers, executives, attorneys and agents, whether present or former, and benefit plans (and the administrators, fiduciaries and agents of such plans).

Moreover, Mr. Vandoorn commits to confirm and sign, on the Termination Date, the Release annexed to the Transition Agreement and restating the same waivers as the one provided in the present article. This release shall cover in particular the period running from the signature of Transition Agreement to the Termination Date.

Article 14

The Transition Agreement constitutes the final and complete agreement of the Parties.

The Transition Agreement annuls and replaces all previous agreements and stipulations, of whatsoever nature, which were concluded verbally or in writing between the Parties and are in conflict with the Transition Agreement.

If one or more clauses or parts of clauses of the Transition Agreement are deemed partially or totally void, the other provisions shall not be affected by the nullity and shall consequently remain valid.

Article 15

This Transition Agreement shall be governed by and construed in accordance with Belgian law.

The Parties expressly accept the exclusive jurisdiction of Belgian courts for any disputes arising from the Transition Agreement or the execution thereof.

* * *

Drafted in Belgium, on July 15, 2022, in two originals signed and initialised by each Party. Both Parties acknowledging having received one original. Each counterpart to this Transition Agreement may be executed and delivered electronically (including via portable document format or similar method) and a receiving Party may rely on the receipt of a document so executed and delivered as if the original had been received.

For Vishay Capacitors Belgium NV                      Mr. Vandoorn*

/s/ Hans Labeeuw                                     /s/ Johan Vandoorn
Name: Mr. Hans Labeeuw
Position: Managing Director

*The signature must be preceded by the handwritten note “read and approved”.

Annexes:
1.	Schedule of Payments and Benefits
2.	Resignation letter from the mandates of Director and Managing Director
3.	Release to be signed on the Termination Date

Annex 1—Schedule of Payments and Benefits*

1.	A monthly automobile gross allowance of EUR 3,600 less applicable legal withholding
2.
A monthly gross cash payment of EUR 10,681 (representing 24% of Mr. Vandoorn’s monthly fixed fees), in lieu of any contributions to an individual pension commitment (“individuele pensioentoezegging”) less applicable legal withholding

3.	Continued participation in the Company’s program for hospitalization insurance, as in effect from time to time, in accordance with the eligibility requirements of such program
4.
Continued participation in the Company’s travel insurance program, liability insurance for directors, and other insurance programs, as in effect from time to time, in accordance with the eligibility requirements of such programs

* The payments and benefits described above shall continue to be paid or provided, as applicable, until the Termination Date, subject to Mr. Vandoorn’s continued employment through such date.

Annex 2 – Resignation letter

Johan Vandoorn
Residing at
[Personal address redacted]

Vishay Capacitors Belgium NV
Registered offices: 8800 Roeselare, Kwadestraat 151A, Belgium
Company number: 0464.945.843

Vishay Resistors Belgium BV
Twee Huizenstraat 37
Brussel (Evere) B-1140 Belgium
Company number:  0442.439.368

Vishay BCcomponents B.V.
Luchthavenweg 99
Eindhoven 5657 EA Netherlands
Company number: KvK 1709457

August 3, 2022

To the Board of Directors of Vishay Capacitors Belgium NV, Vishay Resistors Belgium BV, and Vishay BCcomponents B.V.

Dear Member of the Board of Vishay Capacitors Belgium NV, Vishay Resistors Belgium BV, and Vishay BCcomponents B.V. (each, a “Company”):

Re: Resignation from my positions as Director and Managing Director of the Companies

I, Johan Vandoorn, hereby resign from my positions as Director and Managing Director of each Company with effect as from 31 December 2022.

I would kindly ask you to proceed to the necessary steps at the next general meeting of the shareholders and, to the extent applicable, to publish this resignation in the Annexes of the Belgian Official Gazette (“Moniteur Belge”) or as otherwise appropriate.

I would also ask you to grant me the discharge for the acts performed in my capacity as Director and Managing Director of each respective Company at the next general meeting of shareholders of each Company.

Finally, I confirm that I have no claim against any of the Companies or their respective shareholders and, in any event, I expressly waive any claim I may have against them.

Yours sincerely,

/s/ Johan Vandoorn
Johan Vandoorn

Annex 3 - Release

31 December 2022

Hereby, I confirm that:

-
I accept the provisions of the Transition Agreement concluded on July 15, 2022 as final settlement of all claims of a contractual nature or of any other nature, which I could have against Vishay Capacitors Belgium NV (hereafter “the Company”) regarding our professional relationship and/or the termination thereof;

1.
I waive all other rights, which I have, or which may arise with regard to the professional relationship that existed between me and the Company or with regard to the termination of the relationship, including, but without being limited to, claims for damages and interest for abusive termination of the contractual relationship, additional termination indemnity, fees arrears, bonus arrears, premiums, equity investment compensations, etc.;

-	I waive my right to file any future court action regarding my professional relationship with the Company and/or the termination thereof;

-	I will refrain from prevailing myself of any legal or factual error or any omission regarding the existence or the scope of my rights.

I explicitly agree and acknowledge that I have exhausted my rights and confirm that I have no more claims against the Company.

My waiver is not only valid with regard to the Company but also with regard to each and every one of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, and all of their directors, officers, executives, attorneys and agents, whether present or former, and benefit plans (and the administrators, fiduciaries and agents of such plans).

Johan Vandoorn*

____________________

*The signature is preceded by the handwritten note “read and approved”.